Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into on July 20, 2007 but effective as of January 1, 2007 (the “Effective Date”), by and between PINNACLE GAS RESOURCES, INC., a Delaware corporation (the “Company”), and RONALD T. BARNES (“Executive”), an individual and a resident of the State of Wyoming.  The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company desires to continue to secure the employment services of Executive subject to the terms and conditions hereafter set forth; and

WHEREAS, Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows.

1.             Employment.  During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as Chief Financial Officer, Senior Vice President and Secretary of the Company, and Executive shall have the duties and responsibilities customarily associated with such offices.  Executive’s principal place of employment shall be at the main corporate offices of the Company in Sheridan, Wyoming.

2.             Compensation.

(a)           Salary.  The Company shall pay to Executive during the Employment Period a base salary of $200,000 per year, as adjusted pursuant to the subsequent provisions of this paragraph (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll schedule and procedures for its executives.  The Base Salary shall be subject to annual review and may be increased (but not decreased without Executive’s express consent) by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) or the Board at any time.  Nothing contained herein shall preclude the payment of any other compensation to Executive at any time.

(b)           Bonus.  In addition to the Base Salary described in Section 2(a), for each annual period commencing on the Effective Date until the last day of the Employment Period (each such annual period, a “Bonus Period”), Executive shall be entitled to a bonus of up to 0.75 times Executive’s Base Salary paid during each such Bonus Period (the “Bonus”); provided, however, that the amount of any such Bonus shall be in the sole discretion of the Compensation Committee or the Board taking into account the performance of Executive and the Company, and that any such Bonus may be paid in cash or through grants of stock options or restricted stock or any combination of cash and grants of stock options or restricted stock as determined by the Compensation Committee or the Board in its discretion.  In the event that the Employment Period ends before the end of a Bonus Period, pursuant to the provisions of Section 6, Executive shall be entitled to a pro rata portion of the Bonus for such Bonus Period (based on the number of days in which he was employed during the year divided by 365) as determined by the Compensation Committee or the Board in its sole discretion, unless Executive was terminated for Cause (as defined in Section 6(g)) or terminated his employment through a Voluntary Termination (as defined in Section 6(g)), in which event he shall not be entitled to any Bonus for such Bonus Period.  Executive acknowledges that the criteria for Executive’s Bonus to be earned for each Bonus Period shall be set by the Compensation Committee or the Board, and Executive shall have the opportunity to meet with and discuss such criteria with the Compensation Committee or Board prior to the finalization of such criteria.  The Company shall pay Executive any Bonus amount within 30 days after the Compensation Committee or Board’s final determination regarding whether to pay, and the amount of, any Bonus; provided that in the event of a termination, any pro rata Bonus amount shall be paid in accordance with Section 6.  Notwithstanding any other provision of this Section 2(b), any final determination by the Compensation Committee or Board with respect to a Bonus Period shall be made, and any Bonus payable with respect to a Bonus Period shall be paid in a lump sum as specified above, not later than 2½ months after the end of the Bonus Period for which the Bonus is paid.  In all matters related to the determination of the Bonus earned by Executive (including the determination of a pro rata amount), the good faith determination of the Compensation Committee or Board shall be deemed conclusive.

(c)           Equity Compensation.  Executive shall be eligible from time to time to receive grants of stock options, restricted stock and other long-term equity incentive compensation, as commensurate with his executive position, under the terms of the Company’s equity compensation plan.  As an inducement to Executive to enter into this Agreement, Executive will be granted 20,000 shares of restricted common stock of the Company pursuant to and under the Amended and Restated Stock Incentive Plan of the Company, dated February 16, 2006, as soon as practicable following the execution hereof, such shares of restricted common stock to vest in thirds on the third, fourth and fifth anniversaries of the date of grant.

3.             Duties and Responsibilities of Executive.  During the Employment Period, Executive shall devote his services full-time to the business of the Company and perform the duties and responsibilities assigned to him under the Company’s Bylaws or by the Board to the best of his ability and with reasonable diligence.  In determining Executive’s duties and responsibilities, the Board shall not assign duties and responsibilities to Executive that are inappropriate for or inconsistent with his position as Chief Financial Officer, Senior Vice President and Secretary.  This Section 3 shall not be construed as preventing Executive from (a) engaging in reasonable volunteer services for charitable, educational or civic organizations or (b) investing his assets in the operation of businesses in such a manner that will not require a material amount of his time or services; provided, however, that no such other activity shall conflict with Executive’s loyalties and duties to the Company.  Executive shall at all times use his best efforts to comply in good faith with federal and state laws applicable to Executive’s actions on behalf of the Company and its Affiliates (as defined in Section 6(g)).  Executive understands and agrees that he may be required to travel from time to time for purposes of the Company’s business.

4.             Term of Employment.  Executive’s initial term of employment with the Company under this Agreement shall be for the period from the Effective Date through December 31, 2007 (the “Initial Term of Employment”).  The employment term hereunder shall be automatically extended for an additional one-year period on January 1, 2008, and on each January 1 thereafter, unless Notice of Termination (pursuant to Section 7) is given by either the Company or Executive to the other Party at least 60 days prior to the end of the Initial Term of Employment, or any one-year extension thereof, as applicable, that this Agreement will not be renewed for an additional one-year period after the end of the then-current period.  The Company and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time, subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of Executive’s employment.  The Initial Term of Employment, and any one-year extension of Executive’s employment hereunder, shall each be referred to herein as a “Term of Employment.”  The period from the Effective Date through the date of Executive’s termination of employment for whatever reason shall be referred to herein as the “Employment Period.”

5.             Benefits.  Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to all of the following:

(a)           Reimbursement of Business Expenses.  The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in the performance of his duties hereunder in accordance with the Company’s policies in effect from time to time, including, without limitation, expenses incurred in connection with membership in industry and civic organizations approved by the Compensation Committee or the Board.  The Company shall also provide Executive with suitable office space, including staff support.  Without limiting the foregoing, in the event that Executive is required to relocate his primary residence at the request of the Board, then the Company shall pay for the reasonable moving expenses incurred to move Executive and his immediate family to such new location. In no event shall reimbursement of an eligible expense hereunder be made later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  In addition, the right to reimbursement hereunder may not be exchanged for any other benefit.

(b)           Other Employee Benefits.  Executive shall be entitled to participate in, and shall participate in coverage under, any employee benefit plans or programs of the Company to the same extent as available to any other employees of the Company under the terms of such plans or programs.

(c)           Paid Vacation and Holidays.  Executive shall be entitled to accrue paid vacation days in each calendar year determined in accordance with the Company’s PTO policy or plans for employees of the Company as in effect from time to time.  Executive shall also be entitled to all paid holidays and personal days given by the Company to any of its other employees.

6.             Rights and Payments upon Termination.  The Executive’s right to compensation and benefits for periods after the date on which his employment with the Company terminates for whatever reason (the “Termination Date”) shall be determined in accordance with this Section 6 as follows:

(a)           Minimum Payments.  Executive (or in the event of Executive’s death, the Designated Beneficiary (as defined in Section 6(g)) shall be entitled to the following minimum payments under this Section 6(a) in addition to any other payments or benefits to which he is entitled under the terms of any employee benefit plan or program or Sections 6(b), 6(c), or 6(d):

(1)           payment of his accrued but unpaid Base Salary through the Termination Date;

(2)           payment for his unused paid vacation days which have accrued through the Termination Date; and

(3)           reimbursement of his reasonable business expenses that were incurred but not reimbursed as of the Termination Date.

The Company shall make payments pursuant to clauses (1) and (2) above within 15 days following the Termination Date in a cash lump sum, less any applicable withholding.  Business expenses shall be reimbursed in accordance with the Company’s normal procedures; provided, however, in no event shall reimbursement of an eligible expense hereunder be made later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  In addition, the right to reimbursement hereunder may not be exchanged for any other benefit.

(b)           Termination without Cause or for Good Reason.  In the event that during the Term of Employment (i) Executive’s employment is terminated by the Company for any reason (including by reason of his Disability (as defined in Section 6(g)) except due to his death or due to an event or circumstance constituting Cause (as defined in Section 6(g)) or (ii) Executive terminates his employment hereunder for Good Reason (as defined in Section 6(g)), the following severance benefits shall be provided to Executive or, in the event of his death before receiving all such benefits, to his Designated Beneficiary following his death:

(1)           payment of an amount equal to the sum of (x) 1.0 times his then-current Base Salary and (y) 18.0 times the monthly health savings account contribution last made by the Company for the benefit of Executive (and his dependents, if applicable) prior to the Termination Date;

(2)           payment of an amount equal to the product of (x) any Bonus that would have been paid to Executive with respect to the year in which such termination occurred had such termination not occurred and (y) a fraction, the numerator of which is the number of days in the year through the Termination Date and the denominator of which is 365;

(3)           following the Termination Date, the Company shall provide continued group health coverage (by payment of premiums and any applicable federal and state withholding taxes based on the premiums paid) to Executive and his covered spouse and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive makes timely election of such coverage.  The Company shall continue to provide such COBRA coverage at no cost to Executive until (i) Executive becomes eligible for group health coverage under another employer’s plan with comparable benefits, (ii) the date COBRA coverage terminates or (iii) for 18 months, whichever period of time is less.  Upon his acceptance of employment with another employer, Executive shall be obligated to notify the Company of such acceptance of employment and to provide to the Company a copy of the summary plan description of the new employer’s group health plan and a schedule showing the required employee contributions for participation in the plan.  In the event of any change to the provisions of the Company’s group health plan following the Termination Date, Executive and his spouse and dependents, as applicable, shall be treated consistently with the then-current officers of the Company (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the plan.  Executive and his spouse hereby agree to acquire and maintain any and all coverage to which either or both of them are entitled at any time during their lives under the Medicare program or any similar program of the United States or any agency thereof (“Medicare”).  The coverage described in the immediately preceding sentence includes, without limitation, Parts A and B of Medicare and any additional parts of Medicare available to them at any time.  Executive and his spouse further agree to pay any required premiums for Medicare coverage from their personal funds;

(4)           notwithstanding anything to the contrary in any option agreement, restricted stock grant agreement or other equity compensation grant agreement to which Executive is party, the immediate vesting and/or exercisability of each and every stock option, share of restricted stock and other equity compensation award held by Executive immediately prior to the Termination Date; and

(5)           notwithstanding anything to the contrary in any option agreement to which Executive is party, each stock option held by Executive immediately prior to the Termination Date that is accelerated pursuant to clause (4) above shall be exercisable within 90 days following the Termination Date, but not later than the earliest date upon which the stock option expires by its original terms or the 10th anniversary of the original date of grant of the stock option; provided, however, that in the case of a termination due to Executive’s Disability, each such stock option shall be exercisable within one year of the Termination Date, but not later than the earliest date upon which the stock option expires by its original terms or the 10th anniversary of the original date of grant of the stock option; provided, further, that any such period shall be extended by the number of days during which Executive is unable to exercise such stock options pursuant to the terms of any “lock-up” or similar agreement to which Executive is a party, but not later than the earliest date upon which the stock option expires by its original terms or the 10th anniversary of the original date of grant of the stock option; and provided, further, that notwithstanding anything to the contrary in any option agreement to which Executive is a party, in any such case, the exercise price may be paid through (A) surrender of shares of common stock of the Company held by Executive for at least six months prior to exercise (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), where such shares of common stock have a fair market value at the time of exercise at least equal to the aggregate exercise price of such stock options, (B) retention of shares of common stock of the Company which would otherwise be delivered upon exercise of such stock options having a fair market value at the time of exercise at least equal to the aggregate exercise price of such stock options or (C) any other method of exercise approved by the Compensation Committee.

The Company shall make payment pursuant to clause (1) above within 60 days following the Termination Date in a cash lump sum, less any applicable withholding.  The Company shall make payment pursuant to clause (2) above as soon as practicable following the end of the fiscal year during which such termination occurred, but in no event later than 2½ months after the end of such fiscal year, in a cash lump sum, less any applicable withholding.  The Company shall make payment of premiums described in clause (3) above not later than the due date of the premiums and shall make payment of withholding taxes based on the payment of premiums not later than the applicable due date for payment of the applicable withholding taxes.  Without limiting the scope of the preceding provisions of this Section 6(b), to the extent that at any time prescribed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations or other regulatory guidance issued thereunder, Executive is a key employee, as defined in Code Section 416(i) without regard to paragraph 5 thereof, except to the extent permitted under Code Section 409A and regulations or other regulatory guidance issued thereunder, no distribution or payment that is subject to Code Section 409A shall be made under this Agreement on account of Executive’s separation from service, as defined in Code Section 409A and the regulations or other regulatory guidance issued thereunder, with the Company (at any time when Executive is deemed under Code Section 409A and regulations or other regulatory guidance issued thereunder to be a specified employee, as defined in Code Section 409A and regulations or other regulatory guidance issued thereunder, and any stock of the Company is publicly traded on an established securities market or otherwise) before the date that is the first day of the month that occurs six months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive or any other date permitted under Code Section 409A and  regulations or other regulatory guidance issued thereunder).

(c)           Termination Following a Change of Control.  In the event that during the Term of Employment (i) Executive’s employment is terminated by the Company for any reason (including by reason of his Disability) except due to his death or due to an event or circumstance constituting Cause or (ii) Executive terminates his employment hereunder for Good Reason or due to his Retirement (as defined in Section 6(g)), in each case within one year following a Change of Control (as defined in Section 6(g)), the following severance benefits shall be provided to Executive or, in the event of his death before receiving all such benefits, to his Designated Beneficiary following his death:

(1)           payment of an amount equal to 1.5 times his then-current Base Salary; and

(2)           the payments and benefits described in Sections 6(b)(2) through (b)(5) above.

Such payments shall be made within the time periods and subject to the conditions and limitations described in the last paragraph of Section 6(b).

(d)           Termination Due to Death.  In the event that during the Term of Employment, Executive’s employment is terminated by reason of his death, the following benefits shall be provided to his Designated Beneficiary:

(1)           payment of an amount equal to 50% of Executive’s Base Salary at the time of his death;

(2)           payment of an amount equal to the product of (x) any Bonus that would have been paid to Executive with respect to the year in which such death occurred had Executive’s employment not been terminated due to his death and (y) a fraction, the numerator of which is the number of days in the year through the Termination Date and the denominator of which is 365;

(3)           following the Termination Date, the Company shall provide continued group health coverage (by payment of premiums and any applicable federal and state withholding taxes based on the premiums paid) to Executive’s covered spouse and dependents under COBRA at no cost to Executive’s spouse and dependents for a period of 18 months from the Termination Date;

(4)           notwithstanding anything to the contrary in any option agreement, restricted stock grant agreement or other equity compensation grant agreement to which Executive was party, the immediate vesting and/or exercisability of each and every stock option, share of restricted stock and other equity compensation award held by Executive immediately prior to his death; and

(5)           notwithstanding anything to the contrary in any option agreement to which Executive was party, each stock option held by Executive immediately prior to his death that is accelerated pursuant to clause (4) above shall be exercisable within one year of the Termination Date, but not later than the earliest date upon which the stock option expires by its original terms or the 10th anniversary of the original date of grant of the stock option.

The Company shall make payment pursuant to clause (1) above within 60 days following the Termination Date in a cash lump sum, less any applicable withholding.  The Company shall make payment pursuant to clause (2) above as soon as practicable following the end of the fiscal year during which such termination occurred, but in no event later than 2½ months after the end of such fiscal year, in a cash lump sum, less any applicable withholding.  The Company shall make payment of premiums described in clause (3) above not later than the due date of the premiums and shall make payment of withholding taxes based on the payment of premiums not later than the applicable due date for payment of the applicable withholding taxes.

(e)           Termination for Cause or without Good Reason.  In the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment without Good Reason (excluding a voluntary termination due to Retirement following a Change of Control as described in Section 6(c)) or (ii) Executive’s employment is terminated by the Company for Cause, then in either such event, the Company shall have no obligations except to make the minimum payments described under Section 6(a) and offer COBRA coverage (as required by applicable law).

(f)            Notwithstanding any provision of this Agreement to the contrary, in order to receive any payments and benefits pursuant to this Section 6 (other than payments and benefits described in Sections 6(a) and 6(e)), Executive must first execute an appropriate release agreement (on a form provided by the Company) whereby Executive agrees to release and waive, in return for such payments and benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination (such as under Title VII of the Civil Rights Act); provided, however, that such release agreement shall not release any claim by Executive for any payment or benefit that is due under this Agreement, any indemnification agreement between the Company and Executive, or any employee benefit plan until such claim, payment or benefit has been fully paid.  Should the Company fail to receive an executed release described in the immediately preceding sentence prior to the latest date on which a payment under Sections 6(b) through 6(d) must be made under the terms of this Agreement, such payment shall be forfeited in full.  The payments and benefits provided under this Agreement shall supersede and replace any severance payments under any severance pay plan that the Company or any Affiliate maintains for employees generally.

(g)           Definitions.

(1)           “Affiliate” means any entity in which the Company has a 50% or greater capital, profits or voting interest.

(2)           “Cause” means any of the following:

(A)          Executive’s conviction of, plea of nolo contendere to, or receipt of deferred adjudication with respect to a felony crime;

(B)           a violation by Executive of federal or state securities laws;

(C)           Executive’s commission, in the good faith judgment of the Board, of an act of sexual or other unlawful harassment or moral turpitude;

(D)          a breach by Executive of a fiduciary duty owed to the Company;

(E)           a breach by Executive of any of the provisions of Sections 10 through 16 of this Agreement;

(F)           the commission by Executive of a material act of fraud upon the Company or any Affiliate;

(G)           the material misappropriation by Executive of funds or property of the Company or any Affiliate;

(H)          the knowing engagement by Executive, without the written approval of the Board or the Compensation Committee, in any material activity which directly competes with the business of the Company or any Affiliate, or which the Board or the Compensation Committee determines in good faith would directly result in a material injury to the business or reputation of the Company or any Affiliate; or

(I)            (i) a material breach by Executive of any material provision of this Agreement (other than the provisions of Sections 10 through 16 hereof) or (ii) the willful, material and repeated nonperformance of Executive’s duties to the Company or any Affiliate (other than by reason of Executive’s illness or incapacity), but in each case only after written notice from the Board or the Compensation Committee of such material breach or nonperformance (which notice specifically identifies the manner in which, and sets forth specific facts, circumstances and examples which the Board or Compensation Committee believes demonstrate that, Executive has breached the Agreement or not substantially performed his duties) and Executive’s continued, willful failure to cure such breach or nonperformance within the time period set by the Board or the Compensation Committee, but in no event less than 30 business days after his receipt of such notice; provided that for purposes of this clause (H), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive in the absence of a reasonable belief that such action or omission was in the best interest of the Company.  Assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and not to be “willful” under this Agreement.

(4)           “Change of Control” of the Company means the occurrence of any one of the following events:

(A)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company or any subsidiary thereof (a “Subsidiary”), (x) any acquisition by the Company or any Subsidiary, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (y) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), which for purposes of this definition of Change of Control shall be subject to paragraph (B) (below) or (z) the current ownership or any subsequent acquisitions of Outstanding Company Stock or Outstanding Company Voting Securities by Credit Suisse First Boston and/or any of its affiliates, including without limitation any of the “CSFB Parties” (as defined in the Amended and Restated Securityholders Agreement dated as of February 16, 2006, by and among the Company and the stockholders of the Company party thereto) and their affiliates;

(B)           approval by the stockholders of the Company of a Merger, unless immediately following such Merger, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger; or

(C)           the sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition.

(5)           “Disability” means that Executive is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Executive.  If, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and the Treasury regulations thereunder.  Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive.  In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification.  All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company.  Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.

(7)           “Designated Beneficiary” means the Executive’s surviving spouse, if any.  If there is no such surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be Executive’s estate.

(8)           “Good Reason” means the occurrence of any of the following events, except in connection with termination of the Executive’s employment for Cause or Disability, without Executive’s express written consent:

(A)          A substantial change in Executive’s duties that constitutes a material breach by the Company of the terms of this Agreement, or the assignment to Executive of duties or responsibilities which are materially inconsistent with the duties or responsibilities previously exercised by Executive and, as a result, constitute a material breach by the Company of the terms of this Agreement, or a material diminution or reduction in the duties and responsibilities previously exercised by Executive, excluding in each case an isolated, insubstantial and inadvertent action, not taken in bad faith, which is remedied by the Company promptly upon receipt of notice thereof given by Executive;

(B)           Any material breach of this Agreement (not already covered in Section 6(g)(8)(A), (C) or (D) by the Company or any successor;

(C)           Any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement resulting in a material breach by the Company of the terms of this Agreement; or

(D)          Any failure by the Company to obtain an assumption of this Agreement by its successor in interest pursuant to the terms hereof.

Notwithstanding the foregoing definition of Good Reason, Executive cannot terminate his employment for Good Reason unless he (x) first notifies the Board or the Compensation Committee in writing of the occurrence of an event which Executive believes constitutes a Good Reason event under clauses (A), (B) or (C) above within 90 days from the date of such event, and (y) provides the Company with at least 30 days to cure, correct or mitigate such Good Reason event such that either (1) such event does not constitute a Good Reason event hereunder or (2) Employee agrees in writing that after or in light of any such cure, correction, mitigation or other accommodation made by the Company, such event does not constitute a Good Reason event hereunder.

(9)           “Retirement” means the termination of Executive’s employment for normal retirement at or after attaining age 65 provided that, on the date of his retirement, Executive has accrued at least five years of active service with the Company.

(10)         “Voluntary Termination” means the termination of Executive’s employment by Executive other than for Good Reason, death or Disability or due to his Retirement following a Change of Control.

7.             Notice of Termination.  Any termination of employment under this Agreement by the Company or the Executive shall be communicated by Notice of Termination to the other Party hereto.  For purposes of this Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

8.             Non-Renewal in Connection with a Change of Control.  In the event that Executive’s employment is terminated, within six months preceding or following a Change of Control, due to a non-renewal of this Agreement by the Company (pursuant to Section 4) for any reason other than for Cause, Executive shall be entitled to the severance benefits described in Section 6(c).

9.             No Mitigation.  Subject to Section 6(b)(3), Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.

10.           Confidential Information.

(a)           Access to Confidential Information.  Prior to the Effective Date the Company has given to Executive, and after the Effective Date and on an ongoing basis the Company will give to Executive, access to secret and confidential information, knowledge and data relating to the Company, its Affiliates and its and their business, including, without limitation, technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which was or is either developed by Executive alone, with others or by others; lists or identities of customers or prospective customers; contract terms; bidding information and strategies; acquisition prospects; pricing methods or information; computer software; computer software methods and documentation; hardware; the methods of operation of the Company and its Affiliates, including the procedures, forms and techniques used by the Company and its Affiliates in its and their business; oil and gas reserve data regarding the Company’s properties or prospects; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business success (collectively, “Confidential Information”), which the Executive did not have access to or knowledge of before such access or knowledge was given by, or acquired in connection with work on behalf of, the Company.

(b)           Agreement Not to Use or Disclose Confidential Information.  In exchange for the Company’s promises to provide Executive with Confidential Information, Executive shall not during the period of Executive’s employment with the Company, or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, publish or use for any purpose, any Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company.

(c)           Agreement to Refrain from Defamatory Statements.  Executive shall not, during the period of Executive’s employment with the Company, or at any time thereafter, make or publish any oral or written statements about the Company, any of its Affiliates or any of their respective directors, officers, employees, agents, investors or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company, its Affiliates or any of their respective business affairs, directors, officers, employees, agents investors or representatives; or that constitute an intrusion into the seclusion or private lives of the directors, officers, employees, agents, investors or representatives of the Company or its Affiliates; or that give rise to unreasonable publicity about the private lives of such directors, officers, employees, agents, investors or representatives; or that place such directors, officers, employees, agents, investors or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such directors, officers, employees, agents, investors or representatives.  A violation or threatened violation of this Section 10(d) may be enjoined.

11.           Duty to Return Company Documents and Property.  Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession, whether prepared by Executive or others.  If at any time following the termination of Executive’s employment, Executive determines that he has any Confidential Information in his possession or control, Executive shall immediately return to the Company all such Confidential Information, including all copies and portions thereof.

12.           Best Efforts and Disclosure.  Executive agrees that, while he is employed with the Company, he shall devote his full business time and attention to the Company’s business and shall use his best efforts to promote its success.  Further, Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, that he may conceive, produce, develop or make, alone or with others, during the Employment Period, whether or not during working hours, and that directly or indirectly:

(a)           relate to matters within the scope, field, duties or responsibility of Executive’s employment with the Company;

(b)           are based on any knowledge of the actual or anticipated business or interests of the Company; or

(c)           are aided by the use of time, materials, facilities or information of the Company.

Executive assigns to the Company, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world.  Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived, produced, developed or made by Executive alone or with others within six months after termination of his employment with the Company (voluntary or otherwise) are likely to have been conceived, produced, developed or made in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information of the Company.  Accordingly, Executive agrees that such ideas, inventions, computer programs or discoveries shall be presumed to have been conceived, produced, developed or made during his employment with the Company, unless and until the contrary is clearly established by the Executive.

13.           Inventions and Other Works.  Any and all writings, computer software, inventions, improvements, processes, procedures or techniques which Executive may conceive, produce, develop, discover or make, alone or with others, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.  Executive agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyrights or patents therefor, and can secure such copyrights or patents wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyrights or patents.  Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures or techniques.  Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work.  Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to comply with or fulfill such obligations of or restrictions on the Company.

14.           Non-Solicitation Restriction.  Executive hereby agrees that in order to protect the Company’s Confidential Information, and in consideration of the receipt of 20,000 shares of restricted common stock of the Company pursuant to Section 2(c), the adequacy and sufficiency of which are hereby acknowledged, in the event of the termination of Executive’s employment for whatever reason, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 10 through 13, 15 and 16 of this Agreement.  Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or such Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or any Affiliate did any business during the two-year period ending on the Termination Date.  Subject to Section 17, the prohibitions set forth in this Section 14 shall remain in effect for a period of two years following the Termination Date.

15.           Non-Competition Restrictions.

(a)           Executive hereby agrees that in order to protect the Company’s Confidential Information, and in consideration of the receipt of 20,000 shares of restricted common stock of the Company pursuant to Section 2(c), the adequacy and sufficiency of which are hereby acknowledged, in the event of the termination of Executive’s employment for whatever reason, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 10 through 14 and 16 of this Agreement.  Executive hereby covenants and agrees that he will not, during the Employment Period and for a period of one year following the Termination Date, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, director or officer of any entity, or in any other manner or capacity whatsoever, in any county in the United States or any province in Canada in which, or otherwise within 150 miles of where, the Company or any of its Affiliates are conducting any business as of the Termination Date or have conducted any business during the one-year period ending on the Termination Date (the “Territory”), including, but not limited to, the business of acquiring, exploring for and developing natural gas reserves, owning and operating natural gas gathering pipelines or systems, and treating and disposing of water produced during coal bed methane production operations:

(1)           engage in any business competitive with the business conducted by the Company or its Affiliates;

(2)           render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company or its Affiliates;

(3)           solicit business, or attempt to solicit business, within the Territory, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or such Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or any Affiliate did any business during the two-year period ending on the Termination Date; or

(4)           testify as an expert witness in matters related to the Company’s business for an adverse party to the Company in litigation; provided that nothing contained herein shall interfere with Executive’s duty to testify as a witness if required by law;

provided, however, that this Section 15 shall not prohibit or be construed to prohibit Executive from owning less than 2% of any class of stock or other security of an entity which is publicly traded on a national securities exchange or in a recognized over-the-counter market, even if such entity or its affiliates are engaged in competition with the Company or any of its Affiliates; and provided, further, that this Section 15 shall not prohibit or be construed to prohibit Executive from owning an interest in properties outside of Wyoming, Montana, Colorado, North Dakota and Utah (x) listed in Schedule I attached hereto or (y) if acquired after the date on which this Agreement was executed, with respect to which Executive first informed the Board of the opportunity to acquire such interest and the Board expressly declined to cause the Company to acquire such interest.

(b)           Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the period provided for above, but acknowledges that he will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.  Executive acknowledges that money damages may not be a sufficient remedy for any breach of this Section 15 by Executive, and that the Company shall be entitled to enforce the provisions of this Section 15 by terminating any payments then owing to Executive under this Agreement and/or to seek specific performance and injunctive relief as remedies for such breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 15, but shall be in addition to all other remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach.  Executive further agrees to waive any requirement for the Company to secure or post any bond in connection with such remedies.

(c)           It is expressly understood and agreed that the Company and Executive consider the restrictions contained in this Section 15 to be reasonable and necessary to protect the Confidential Information and other proprietary information of the Company.  Nevertheless, if any of the aforesaid restrictions are found by any court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for such restriction to be modified by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

(d)           The covenants in this Section 15 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event that any court having jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 15 are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

(e)           Each covenant in this Section 15 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each such covenant.  It is specifically agreed that the period following the Termination Date during which the agreements and covenants of Executive made in this Section 15 shall be effective shall be calculated by excluding from such calculation any time during which Executive is in material violation of any provision of this Section 15.

16.           No-Recruitment Restriction.  In consideration of the receipt of 20,000 shares of restricted common stock of the Company pursuant to Section 2(c), the adequacy and sufficiency of which are hereby acknowledged, Executive agrees that during the Employment Period, and for a period of two years following the Termination Date, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, director or officer of any entity, or in any other manner or capacity whatsoever, solicit, influence or seek to solicit or influence any employee of the Company or any Affiliate to terminate, reduce or otherwise adversely affect his or her employment with the Company or such Affiliate.

17.           Tolling.  If Executive violates any of the restrictions contained in Sections 10 through 16 of this Agreement, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the Company’s reasonable satisfaction.

18.           Reformation.  If a court or arbitrator concludes that any time period or the geographic area specified in any restrictive covenant in Sections 10 through 16 of this Agreement is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time period to the fullest extent permitted by law.

19.           No Previous Restrictive Agreements.  Executive represents that, except as disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  Executive further represents that his performance of all the terms of this Agreement and his work duties for the Company does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and that Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

20.           Conflicts of Interest.  In keeping with his fiduciary duties to the Company, Executive hereby agrees that he shall not become involved in any conflict of interest, or upon discovery any such conflict of interest allow it to continue, at any time during the Employment Period.

21.           Remedies.  Executive acknowledges that the restrictions contained Sections 10 through 20 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company.  In the event of a breach or a threatened breach by Executive of any provision of Sections 10 through 20 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to such breach or threatened breach.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs.  The covenants and agreements in Sections 10 through 20 shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

22.           Withholding; Right of Offset.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes that may be required to be withheld pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company; provided, however, that any amounts described in clause (b) or (c) above shall not be offset against any payments due under this Agreement that constitute nonqualified deferred compensation that is subject to Code Section 409A, except as expressly permitted under regulations or other regulatory authority issued under Code Section 409A.

23.           Nonalienation.  The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrances by Executive or his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder.  The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may such payments be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

24.           Incompetent or Minor Payees.  Should the Board or the Compensation Committee determine, in its discretion, that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways:  (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of such minor or person; (c) to a trust for the benefit of such minor or person; or (d) to such adult or adults as have, in the good faith knowledge of the Board or the Compensation Committee, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

25.           Indemnification.  The Company has entered into an Indemnification Agreement, effective as if May 5, 2006, with the Executive.  Such agreement shall remain in full force and effect and not be superseded by this Agreement.

26.           Severability.  It is the desire of the Parties that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 29), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, that if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

27.           Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

28.           Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WYOMING, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

29.           Arbitration.

(a)           Subject to Section 21, any dispute or other controversy (a “Dispute”) arising under or in connection with this Agreement, whether in contract, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration in the City of Sheridan, Wyoming, administered by the American Arbitration Association (the “AAA”) in accordance with the Employment Dispute Resolution Rules of the AAA as effective on the Effective Date, this Section 29 and, to the maximum extent applicable, the Federal Arbitration Act.  Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”).  If the Parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Dispute Resolution Rules of the AAA.  The Arbitrator may proceed to an award notwithstanding the failure of any Party to participate in such proceedings.  The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in his discretion.  The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the Arbitrator in the award.

(b)           To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA.  The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law.  Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

(c)           Subject to Section 21, the award of the Arbitrator shall be (i) the sole and exclusive remedy of the Parties and (ii) final and binding on the Parties except for any appeals provided for by the Federal Arbitration Act.  Only the district courts of Wyoming shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the Parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient.  This Section 29 shall not preclude (x) the Parties from agreeing at any time to pursue non-binding mediation of the Dispute prior to arbitration hereunder or (y) the Company from pursuing the remedies available under Section 21 in any court of competent jurisdiction.

30.           Binding Effect; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

31.           Entire Agreement; Amendment and Termination.  This Agreement contains the entire agreement of the Parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof.  This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereof and that is executed on behalf of both Parties.

32.           Survival of Certain Provisions.  Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

33.           Waiver of Breach.  No waiver by either Party hereto of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party of any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

34.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates (and its and their successors), as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the capital stock, business and/or assets of the Company (or its successor) regardless of whether the Company is the surviving or resulting corporation.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the capital stock, business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred; provided, however, that no such assumption shall relieve the Company of its duties or obligations hereunder unless otherwise agreed, in writing, by Executive.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, and heirs.  In the event of the death of Executive while any amount is payable hereunder including, without limitation, pursuant to Sections 2, 5 or 6, all such amounts shall be paid to the Designated Beneficiary.

35.           Notices.  Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after it is sent by air express overnight courier services, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)           If to the Company, addressed to:

Pinnacle Gas Resources, Inc.
Attn:  Chairman of the Board
1 E. Alger Street
Sheridan, WY 82801

(2)           If to Executive, addressed to the address set forth below his name on the execution page hereof;

or to such other address as either Party may have furnished to the other Party in writing in accordance with this Section 35.

36.           Executive Acknowledgment.  Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party.  Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete that would conflict with his duties under this Agreement.

37.           Other Agreements.  Subject to Section 31, all other agreements or arrangements between Executive and the Company as in effect on the Effective Date hereof shall remain in full force and effect to the extent not in conflict with the terms and provisions of this Agreement.

38.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE:

Signature:	/s/ Ronald T. Barnes

Name:	Ronald T. Barnes

Date:	07-20-2007

Address for Notices:

COMPANY:

By:	/s/ Peter G. Schoonmaker

Its:	CEO and President

Name:	Peter G. Schoonmaker

Date:	07-20-2007